Exhibit 10.1

CABOT

February 10, 2012

Mr. Jeff Zhu

Dear Jeff:

It is my pleasure to offer you the position of President, Asia Pacific Region for Cabot Corporation reporting to me. This position is based at Cabot's Asia Pacific regional headquarters in Shanghai, China and your actual employer will be Cabot China Limited, our Asia Pacific regional headquarter company. Your start date will be the day you report to work and will occur on or before June 1,

2012 ("Start Date").

We will be recommending to the Board of Directors that you be elected a Vice President of Cabot Corporation at the May, 2012 meeting of the Board of Directors.   As an officer of the company, there are certain requirements and obligations that you must meet. These will be reviewed with you by Brian Berube, VP & General Counsel, upon acceptance of this offer.

This offer is contingent upon your agreement to the terms and conditions set forth in this letter. SALARY

Your base salary will be the RMB equivalent of is $330,000 per annum using the exchange rate on in effect on your Start Date.   You will be paid monthly on or around the 1oth of each month.   You will be eligible for a salary review in January 2013.

SIGNING INCENTIVE

Effective your date of hire and subject to the approval of the Compensation Committee of Cabot's Board of Directors, you will receive a grant of time-based stock units ("TSUs") with a value at grant of$200,000. The number of TSUs will be determined using the closing price of Cabot common stock on your Start Date. The TSUs will vest according to the following schedule: 1/3 on November 13, 2012; 113 on November 12, 2013; final1/3 on November 11,2014, subject to your continued employment by Cabot.

VACATION LEAVE AND PUBLIC HOLIDAYS

You will be eligible for 20 working days paid leave every year.

Cabot Corporation I Two Seaport Lane I   Suite 1300 I   Boston, MA 02210 tel (617) 342 6004 I www.cabot-corp.com

Exhibit 10.1

SHORT TERM INCENTIVE PLAN C"STI" )

You will be eligible to participate in Cabot's Short Term Incentive Plan (STI) beginning with the plan year 2012. The amount of your individual award, if any, will be based on your target incentive opportunity, achievement of corporate metrics and your overall performance assessment and will be paid to you in RMB. Should you accept this offer, your full-year STI target will be $160,000. For FY12, this target amount will be pro-rated. In addition, this amount may be adjusted in future years based on your position and other factors. For more information regarding the Cabot STI Plan please refer to the enclosed STI Plan Overview.

LONG TERM INCENTIVE PLAN ("LTI")

You will also be eligible to participate in the Cabot LTI Program commencing in FY13. Should you accept this offer, your FY13 LTI target award will be valued in the range of $450,000 to $650,000.   This program provides equity based incentives to employees in a position to significantly contribute to the long-term strategic direction of the company.   Participants receive a grant of 35% stock options, 30% time-based stock units (TSUs) and 35% performance-based stock units (PSUs) which vest three years from the date of grant, subject to your continued employment by Cabot. Upon vesting, the stock units, adjusted for performance, are converted to actual shares of Cabot common stock on a 1 to 1 basis and distributed to you. The initial grant value of any LTI award is discretionary and the actual value at the time of vest is subject to various factors including performance against goals and stock price. For more information regarding the Cabot LTI Plan please refer to the enclosed LTI Plan Overview.

RELOCATION

You are hired from Singapore and will be relocated to Shanghai under the Relocation Policy for New Hire with Work Experience, a copy of which is enclosed.   Any questions regarding your relocation should be directed to Robby D. Sisco, Vice President of Human Resources at (617) 342-6004.

During the period that your family remains in Singapore and you are in Shanghai (i.e. June, 2012 through December 2012), the Company will cover the cost of a one flight per month to Singapore to visit your family.

TAX EQUALIZATION

While located in Shanghai, you will be covered under the company's tax equalization policy. Under this policy, you will incur personal income taxes equal to the amount of income tax you would have paid on your Cabot compensation had you remained in Singapore. In addition, Cabot's external tax provider will prepare all applicable tax returns while you are based in Shanghai.

Exhibit 10.1

HOUSING

You will be provided with furnished rental accommodations in Shanghai. You will be allotted a maximum housing budget (rental and utilities) of the RMB equivalent of $11,667 per month for rent (using the exchange rate in effect on your Start Date). Rent will be paid on your behalf directly by Cabot.

If you make the personal decision to buy a house rather than occupy rented housing, you will bear all costs of buying and selling the home and the Company does not provide a housing allowance or other reimbursement to assist with the costs of an owned home (e.g. property tax or utilities costs).

SCHOOLING

While based in Shanghai, the company will reimburse the customary schooling charges of the nearest international or private school that provides a home country compatible school curriculum, for children Grades K through 12. The company will reimburse the cost of tuition, registration fees, books, uniforms and transportation, when necessary. Costs not covered include meals and extra-curricular activities such as musical instruments and lessons, school trips, sporting events, etc.

AUTOMOBILE

Cabot will provide you with two (2) cars and two (2) drivers while based in Shanghai.

HOME LEAVE

Once each year, Cabot will provide you with home leave for you and your family. Home leave will be taken as vacation time for you, excluding one day's travel time in each direction. Home leave is subject to the corporate travel policy guidelines, using direct route airfare. If home leave is not taken in a particular year, the benefit may not be forfeited for the cash value of ticket(s) or for additional trips in a different year.

MEDICAL COVERAGE

You will be covered under the Aetna International Medical Plan while based in Shanghai. Enrollment information, plan documents and claims filing instructions will be sent to you under separate cover.

In the event of serious illness or injury in a host country without adequate hospital or medical facilities, Cabot will reimburse air travel costs for the sick person and, where necessary, an accompanying family member to visit the nearest location equipped to treat the illness or injury. Wherever possible, the approval of management should be obtained before such travel is arranged.

Exhibit 10.1

SENIOR MANAGEMENT SEVERANCE PROTECTION PLAN

You will be eligible to participate in the Senior Management Severance Protection Plan (which provides severance in the event of certain terminations of employment following a change of control of Cabot Corporation) as may be in effect from time to time and subject to the terms thereof (including without limitation, the reduction of benefits payable under the plan on account of any other severance benefits that may be payable to you under this letter). The attached document defines the conditions under which benefits would be payable under this plan.

TERMINATION OF EMPLOYMENT

Your employment shall be at-will and shall not be for any specific term. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time with or without notice or cause. Except as expressly provided under the terms of this offer or under the terms of an applicable benefits plan, the company shall have no further obligation to you upon termination of employment, for any reason, other than the payment to you of any base salary earned through the date of termination of employment, pay for accrued, unused vacation time and the satisfaction of any vested rights you may have in any employee benefit plans as of the date of termination. Upon termination of employment, except as provided under the express terms of this letter, your participation in all benefit plans shall cease in accordance with the terms of the applicable plan document.

Voluntary Separation

If termination of employment is initiated by you, the Company will cease immediately to subsidize housing, living, and automobile costs, and all other allowances and reimbursements. Other funds provided to you in advance, may be immediately repayable on a pro-rated basis. The Company will not be responsible for moving you and your family or personal possessions back to Singapore.

Involuntary Termination

If your employment is terminated at Cabot's initiation before June 30, 2013, for any reason other than dismissal due to your violation of law or applicable company policy, you will be paid six months of your base pay as severance payment.

In addition, if at any time, your employment is terminated at Cabot's initiation, while based in Shanghai, for any reason other than dismissal due to your violation of law or applicable company policy, the Company will pay the costs to move you and your family, and your personal possessions, back to Singapore. No relocation allowance will be paid. The Company will take into consideration schooling issues when timing the move. However, if you elect not to return to your home country within 30 days of separation, the company reimbursement of air travel and shipping costs will no longer be available.

CONFIDENTIALITY AND NON-COMPETE AGREEMENT

You will be required to sign an Employee Proprietary Rights & Confidentiality Agreement (copy enclosed), due to the nature of our business.   A copy of the Cabot Corporation Global Ethics and Compliance Standards is also enclosed.   Please provide Cabot with a copy of any employment I

Exhibit 10.1

confidentiality agreements you have signed with your former employer(s). You are not being hired to exploit or access any confidential, proprietary or trade secret information belonging to former employers or any third party, and Cabot expects and insists that you will honor all of your legal and contractual obligations to such former employers or third parties.

OTHER EMPLOYMENT INFORMATION AND POLICIES

When you report to work, your HR Department will give you a copy of our employment policy and benefits manual. It is important that you read these materials carefully so that you can understand your rights and obligations when you become an employee of the company.

I have enclosed two copies of this letter. Please acknowledge your acceptance of this offer by signing below and returning one copy of this letter to me by February 20, 2012. You may retain the second copy for your records.

Jeff, we believe that you will find Cabot to be an exciting, challenging and rewarding place to work. We look forward to you joining Cabot Corporation.

Sincerely,

/s/Patrick M. Prevost

Patrick M. Prevost

President and CEO

Enclosures:

Aetna Summary Grid

Employee Proprietary Rights &Confidentiality Agreement

Global Ethics and Compliance Standards

LTI Plan Overview

Relocation Policy

Severance Protection Plan (to follow in March 2012) STI Plan Overview

Exhibit 10.1

This agreement constitutes the entire agreement between Jeff Zhu and Cabot Corporation and supersedes all communications, oral and written, between the parties on this subject.  It is understood and agreed that employment is at the will of the Company.

I understand and accept this offer of employment and agree to the terms outlined in it. I am not relying on any other representations in accepting this offer of employment.

/s/Jeff Zhu_______________  2/14/2012

Signature - Jeff Zhu Date

Exhibit 10.1

CABOT

EMPLOYEE AGREEMENT

In accepting your employment or continued employment at Cabot Corporation, a Delaware Corporation having its principal offices in Boston, Massachusetts, or any one of its subsidiaries and affiliates (collectively, referred to as "Cabot") and the compensation and benefits received and to be received by you, training provided by Cabot, access to and   use of   Cabot's   confidential   information and   trade secrets,   and   other   good   and valuable consideration, the receipt and sufficiency of which is acknowledged, you hereby agree as follows:

1.           Diligent Efforts.   During your employment, you will serve Cabot faithfully and, to the best of your ability,

will devote your time, energy and diligence to the business and activities of Cabot.

2.

Cabot Confidential Information. Cabot and you agree that, in order to perform your duties, you will be entrusted with, exposed to, or assist in developing certain Cabot business or technical information of a confidential and/or proprietary nature (collectively "Cabot Confidential Information").   Cabot Confidential Information may include, but is not limited to: technology; inventions (whether or not patentable); trade secrets; ample ; compositions•   techniques   and   equipment;   methods;   manufacturing   processes   and   processing conditions; engineering data; drawing • specifications; formulae• plant design and layout; products and product applications• development   plans   and   new   business   opportunities;   experimental work; commercial   and developmental operations; the identities and requirements of customers and prospective customers; customer lists; suppliets and supplier lists; the identities of other individuals or third parties with whom Cabot has or with which is seeking to develop a business relationship and the nature and details of any such relationship or potential relationship; software and network ; business and marketing plans and strategies; pricing, raw materials and cost information; financial information;   compensation,   benefits and related incentives; and any other information relating to Cabot and its businesses.

3.

Third Party Confidential lnformation. Cabot and you agree that in order to perform your duties at Cabot, you will be entrusted   with or e:xposed. to certain third party (e.g. customers, suppliers   business partner business or technical information of a confidential and/or   proprietary nature (collectively, "Third   Party Confidential Information"). Third Party Confidential information may include, but is not limited to, technology• inventions (whether or not patentable); trade secrets; samples; compositions• performance targets and criteria; techniques and equipment; methods; manufacturing processes  and processing conditions; engineering data; drawings; specification ; plant design and layout; products and product applications; development plans and new business opportunities; experimental work; commercial and developmental operations; customers and customer lists; supplier and supplier lists• software and networks; business marketing and any other plans and strategies; sales, pricing and costs information; financial information; and any other information relating to such third party and its businesses.

4.

Non-Disclosure of Confidential Information. You agree at all times that you will hold Cabot Confidential Information and Third Party Confidential Information in trust and confidence. You further agree that at all times you will not disclose or disseminate Cabot Confidential Information or Third   Party Confidential Information to any unauthorized   other   party.   You also agree that you will not use Cabot Confidential Information or Third Party Confidential Information, except (i) as may be required in performance of your duties as an employee of Cabot; (ii) as otherwise authorized in writing by a duly authorized officer of Cabot• or (iii) as may be required by applicable law.   You further agree that these obligations apply both during your employment with Cabot and after your employment with Cabot has ended. You also agree that if you discover an inadvertent disclosure of Cabot Confidential Information or Third Party Confidential Information, you will

RETURN ONE ORIGINAL TO CABOT LAW DEPARTMENT • ONE ORIGINAL TO THE EMPLOYEE COPY TO FACIUTY HR FOR INCLUSION IN EMPLOYEE PERSONNEL FILE

Exhibit 10.1

immediately inform   Cabot so that reasonable   measures may be taken to recapture   the Cabot Confidential

Information or Third Party Confidential Information and prevent further inadvertent disclosures.

5.

Intellectual Property.   As used in this Agreement, "Intellectual Property" means all intellectual property that (i) relates to any aspect of the actual or prospective business or activities of Cabot; or (ii) results from any work performed   on Cabot   premises or by the use of any of Cabot's   facilities, equipment,   personnel or Cabot Confidential Information.   "Intellectual Property" includes, but is not limited to, patents, trademarks, copyrights, inventions,   discoveries, ideas, designs, improvements, technology, copyrightable works including works of authorship and derivative works (such as presentations, brochures, manuals, articles and publications, and  the like), software and computer code and models, trade secrets, process techniques, analytical methodologies and procedures, apparatuses, equipment and manufacturing processes, operating conditions, know-how and show how, test results, data, and all other intellectual property rights.

(a) Prompt Disclosure.  You agree to promptly disclose to Cabot all Intellectual Property made, conceived, reduced to practice or developed by you, either alone or jointly with others, during your employment witl1 Cabot or within one (1) year after your employment with Cabot ends.

(b) Ownership I!)! Cabot. You agree that all Intellectual  Property that is made, conceived, reduced to practice, or developed by you during your employment with Cabot or within one (1) year after your employment with Cabot ends shall be the sole and exclusive property of Cabot without the payment of any further compensation from Cabot to you. You further agree to assign and transfer (and hereby do assign and transfer) your entire right, title and interest in and to all such Intellectual Property to Cabot or its nominee.   You also agree to execute all documents that may be necessary to assign your entire right, title and interest in and to all such Intellectual Property, and you agree to cooperate with Cabot or its nominee in securing, maintaining and enforcing rights in such Intellectual Property.   Your cooperation may include, but is not limited to, assisting in the preparation  and prosecution of any patent or copyright applications filed by Cabot or its nominee at its discretion, all without furtl1er compensation from Cabot to you.   All copyrightable works and other works of authorship will be "works   made for hire" to the extent allowed by law.   You understand   that your obligations to assist and cooperate with Cabot regarding protection and enforcement of its Intellectual Property shall continue even after the termination of your employment with Cabot.

6.

Agreements with Former Employers.   You agree and affirm that the performance of your duties for Cabot, or  your employment with Cabot  will not conflict with or result in a breach of any agreement you have made with another party. You further understand that, in performing your duties for Cabot, you will not disclose to Cabot or use in any way any confidential information (such as confidential technical information, know-how, techniques, and trade secrets) or intellectual property of any former employer or any other party.

7.

List of Prior Inventions or Discoveries.   You agree that Schedule A attached to this Agreement is a true and complete list of all inventions, discoveries or other intellectual property rights relating to, or potentially relating to, the business or activities of Cabot which were developed by you prior to your employment with Cabot and for which you wish to be exempt from the obligations set forth in this Agreement.   If no Schedule A is attached hereto, you agree that  there are no inventions, discoveries or other intellectual property rights that you wish to exempt from the obligations set forth in this Agreement.

8.

Employment at Will. You understand and agree that your employment with Cabot may be terminated at will by either Cabot or yourself at any time and for any reason, with or without notice.   This Agreement does not create any obligation on your part to continue your employment   with Cabot, nor does it create any obligation on Cabot's part to continue your employment.

9.Return of Cabot Property.   You agree that on or before the last day of your employment with Cabot, you will return to Cabot all badges, keys, credit and telephone cards, cell phones, notebooks (including laboratory

RETURN ONE ORIGINAL TO CABOT LAW DEPARTMENT • ONE ORIGINAL TO THE EMPLOYEE

COPY TO FACILITY HR FOR INCLUSION IN EMPLOYEE PERSONNEL FILE

Exhibit 10.1

notebooks), notes, manuals, drawings, blueprints, letters, files, records, books (including library books), reports, publications, documents, equipment   (including computer equipment), computer disks, files or tapes, and any other property prepared by or on  behalf of Cabot, or purchased with Cabot funds, along with any and all copies thereof.

10.

Non-Competition.   The   Cabot   Confidential   Information, Third   Party   Confidential   Information   and Intellectual Property described in this agreement has substantial value and your commitment to comply with the restrictions regarding this information is essential.   In order to ensure compliance with your obligations under paragraphs 4 and 5 of this agreement, you agree that, during the period of your employment at Cabot and for a period of one (1) year thereafter, you will not, directly or indirectly (either alone or  in association with any person, firm, corporation, or other entity) work for or on behalf of, become an owner, partner or investor in, consult with, or otherwise provide any services to any third party in any area or activity that is competitive witl1 any business or research and development activity of Cabot in which you have been involved or to which you have been exposed during your employment at Cabot.

11.   Non-Solicitation of Cabot Customers.   You agree that, during the period of your employment with Cabot and for one (1) year after your employment with Cabot ends, you will not directly or indirectly (either alone or in association with any person, firm, corporation, or other entity) solicit, contact or call upon, or attempt to do the same, any customer of Cabot witl1 whom you had material contact during your employment with Cabot in an effort to induce such customer to purchase goods or services offered by Cabot from a party other than Cabot.

12. Non-Solicitation of Cabot Employees.   You agree that, during the period of your employment with Cabot and for one (1) year after your employment with Cabot ends, you will not (other than in the performance of your duties for Cabot) directly or indirectly (either alone or in association with any person, firm, corporation, or other entity) recruit, solicit, induce, or attempt to do the same, any employee of Cabot to leave the employ of Cabot or otherwise cease to make his/her services available to Cabot.

13. Notice of Election   to Terminate and Permission   to Communicate.   Should   you elect to terminate   your employment with Cabot, you will use reasonable efforts to give Cabot at least 30 days' advanced written notice of such termination and will identify your subsequent employer, if any, and the nature of the work in which you expect to be engaged therewith, in such notice.   In the event that your employment with Cabot is terminated, whether voluntarily or involuntarily, you agree that Cabot may communicate with any new or prospective employer for the purpose of advising such new or prospective employer of your obligations to Cabot under this Agreement.

14. Nature of the Information and Restrictive Covenants.   You understand and agree that a violation of this Agreement by you would cause irreparable harm and damage to Cabot.   You further acknowledge that damages would not be an adequate remedy for a breach or threatened breach by you of the provisions of this Agreement. You therefore agree that Cabot shall be entitled to  the enforcement of this Agreement by injunction, specific performance or other equitable relief, without need of posting a bond and without prejudice to any other rights and remedies that Cabot may have under this Agreement or under applicable law. It is agreed and understood that the one-year period of restriction set forth in paragraphs 10 through 12 of this Agreement shall be tolled, and shall not  run, during any period of time in which you are in violation of the terms thereof, in order that Cabot shall have the full temporal protection recited herein.   It is further agreed and understood that, in the event of a violation   of the terms of this Agreement, Cabot shall be entitled to an award of reasonable attorney's fees incurred in enforcing its rights under this Agreement.

15. Severability. In the event that any provision in this Agreement is held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.   The elimination of a provision of this Agreement or the imposition of limits on a provision shall not effect any other provision of the Agreement.

RETURN ONE ORIGINAL TO CABOT LAW DEPARTMENT + ONE ORIGINAL TO THE EMPLOYEE COPY TO FACILITY HR FOR INCLUSION IN EMPLOYEE PERSONNEL FILE

Exhibit 10.1

16. Survival; Binding Effect.   This Agreement   shall survive the termina tion of your employment   with Cabot regardless of the manner  of your termination.   This Agreement shall also be binding upon your heirs, executors and administrators.

17. Entire Agreement. Except as set forth below, this Agreement covers the entire  agreement between you and Cabot    regarding   your   obligations   with   respect   to   confidentiality, non-competition,   non-solicitation, assignment of rights to intellectual property or the like. It supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to those matters.   However, this Agreement shall not terminate or supersede any additional obligations you may have to Cabot pursuant to any applicable law with respect to such matters.   In the event of conflict between this Agreement and any prior  agreement between you and Cabot, this Agreement shall govern. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a duly authorized officer of Cabot

18. Assignability. This Agreement is assignable by Cabot and is for the benefit of Cabot, its subsidiaries, affiliates, successors and assigns. You understand that this Agreement is personal in nature and may not be assigned or transferred by you to any other person or party.

19. Understanding of the Agreement.   YOU HEREBY CONFIRM:   (I) THAT YOU HAVE HAD A REASONABLE AND SUFFICIENT PERIOD TO   READ,   UNDERSTAND AND   CONSIDER THIS AGREEMENT; (II) THAT YOU HAVE HAD AN  OPPORTUNITY TO CONSULT WITH A LAWYER OF YOUR OWN CHOICE IF YOU SO WISHED; (III) THAT YOU UNDERSTAND THE TERMS AND REPRESENTATIONS MADE BY YOURSELF IN THIS AGREEMENT; AND (IV) THAT YOU ARE ENTERING INTO AND EXECUTING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND THAT IN SO DOING YOU ARE NOT RELYING UPON ANY STATEMENTS OR REPRESENTATIONS BY CABOT   OR   ITS REPRESENTATIVES OTHER THAN THE EXPRESS TERMS OF THIS AGREEMENT.

REST OF PAGE IS BLANK

RETURN ONE ORIGINAL TO CABOT LAW DEPARTMENT + ONE ORIGINAL TO THE EMPLOYEE COPY TO FACILITY HR FOR INCLUSION IN EMPLOYEE PERSONNEL FILE

Exhibit 10.1

If this agreement is acceptable to you, please execute both copies of this Agreement in the space provided below and return one fully executed agreement to us. This Agreement will be effective on the first day of your employment with Cabot.

Very truly yours,

CABOT CORPORATION

/s/Patrick M. Prevost

Patrick M. Prevost

President and Chief Executive Officer

The foregoing agreement is understood and accepted.

By:/s/Jeff Zhu                      ____________________________

Employee Signature

Name:Jeff Zhu_________________________________________

Print or Type Full Legal Name

Date:2/14/2012                       _________________________________________

Date Signed by Employee

RETURN ONE ORIGINAL TO CABOT LAW DEPARTMENT t ONE ORIGINAL TO THE EMPLOYEE

Exhibit 10.1

February 4, 2021

Jeff Zhu

Shanghai Office

Dear Jeff,

Reference is made to the letter agreement dated February 10, 2012 between Cabot Corporation and you (the “2012 Letter”), setting out certain of the terms and conditions of your employment with Cabot China Limited.  This letter amends and modifies the 2012 Letter to reflect your current compensation and benefits, to the extent such compensation and benefits have changed from those described in the 2012 Letter.   All other terms and conditions of the 2012 Letter remain unchanged and in effect; it being understood that the Board of Directors of Cabot Corporation has sole responsibility for the election of officers of Cabot.

Salary; Short Term Incentive Plan; Long Term Incentive Plan.  In your current position as Senior Vice President of Cabot Corporation, President Performance Additives Business and President APAC Region, you remain an employee of Cabot China Limited based in Shanghai, China, and are a member of Cabot’s Management Executive Committee (“ExCo”).  You remain eligible to participate in Cabot’s Short-Term Incentive Plan (“STI”) and Long-Term Incentive Plan (“LTI”).  Your current base salary, target STI award for fiscal 2021 and LTI award for fiscal 2021 are as approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) at its meeting in November 2020.  As a member of ExCo, you will continue to participate in the annual performance and compensation review cycle, with any changes in your base salary, and any future awards to you under the STI and LTI programs to be made in the sole discretion of the Compensation Committee.

Housing: - Your maximum housing budget (rent and utilities) will be 89,500 RMB per month for furnished rental accommodations in Shanghai, China.  Rent will continue to be paid on your behalf directly by Cabot.  This amount will be periodically reviewed against market conditions and modified as Cabot and you agree.

Travel Allowance: You will receive a monthly travel allowance of $2,083.33, up to a maximum of $25,000 annually, paid in RMB.

Health and Welfare, Life and Disability Coverage:   While you are based in Shanghai, you continue to be covered under the Cigna international benefits program for health and welfare, life and disability that Cabot offers to employees generally who are on an international assignment, as such benefits may be changed or modified from time to time by Cabot in its sole discretion, in addition to the health and welfare benefits offered to our other employees working in China, as such benefits may be changed or modified from time to time by Cabot in its sole discretion.

Exhibit 10.1

China Supplemental Retirement Plan: You remain eligible to participate in the China Supplemental Retirement Plan on the same terms and conditions as other employees of Cabot China Limited. Under the current terms and provisions of the plan, Cabot China makes taxable contribution equal to 5% - 11% of a participant’s monthly base salary (excluding overtime pay, where applicable, and allowances and subsidies) based on years of service and job level. These contributions are allocated to the participant’s account into investment options selected by Cabot China and managed by external managers appointed by Cabot China. Your participation in the plan is subject to the terms and conditions of that plan, including Cabot’s right to amend, including to terminate, the plan at any time in its sole discretion.

Additional Information

•	As a member of ExCo, you are required to obtain pre-clearance from Cabot’s General Counsel, Karen Kalita before any transactions in Cabot stock.
•

As a member of ExCo, you are subject to Cabot’s Stock Ownership Guidelines.  You are expected to own equity in Cabot with a value of three times your annual salary. Equity that meets the requirements of the Stock Ownership Guidelines are vested and exercisable options, unvested TSUs, Retirement Plan Cabot Stock, and Personal Cabot holdings.

•	You will be provided with financial planning and tax preparation services.

Please acknowledge your acceptance of this amendment by signing below and returning one copy of this letter to me by February 4, 2021.  You may retain the second copy for your records.

If you have any questions, please feel free to contact me directly at 617-342-6110.

Sincerely,

/s/Art Wood

Art Wood

SVP & Chief Human Resources Officer

The 2012 Letter, as amended by this letter agreement dated February 4, 2021, and the Employee Agreement dated February 14, 2012 between Cabot Corporation and you constitute the entire agreement between Jeff Zhu and Cabot Corporation and supersedes all communications, oral and written, between the parties on this subject.  It is understood and agreed that employment is at the will of the Company.

I understand and accept this addendum and agree to the terms outlined in it.  I am not relying on any other representations in accepting this offer of employment.

/s/Jeff Zhu_____________________ ______2/4/2021____________

Signature – Jeff Zhu                                                                       Date